EXHIBIT 10.5

Amended and Restated

Employment Agreement between
Nexsan Corporation and Philip Black

This amended and restated EMPLOYMENT AGREEMENT (the “Agreement”) is effective on January 17, 2011 (the “Agreement Date”) between and among Nexsan Corporation (the “Company”) and Philip Black (“Executive”).

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and Executive entered into an employment agreement effective as of November 21, 2007, and an amendment effective December 11, 2008 and amended and restated the employment agreement as of September 15, 2010;

WHEREAS, the Company desires to obtain the continued services of Executive as its President and Chief Executive Officer;

WHEREAS, the Company and Executive each desires to replace the current employment agreement and amendments to the employment agreement with a new employment agreement containing the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

I.              TERM OF AGREEMENT

A             The term of the Agreement begins as of the Agreement Date and continues until the termination of Executive’s employment (the “Term”).

II.            POSITIONS AND DUTIES

A.            During the Term, Executive will serve as President and CEO of the Company.

B.            Executive will report solely and directly to the Company’s Board of Directors (“Board”) and to the Chairman of the Board of the Company (the “Chairman”).

C.            Executive is to devote his full business time to the Company in fulfilling his responsibilities for the functions and operations of the Company as assigned to him by the Board or the Chairman; provided, however, that Executive may participate in other activities as described below.

D.            Executive may continue to serve on all corporate, civic and charitable boards similar to those on which he was recently a member as listed below, provided that such activities do not (i) individually or in the aggregate materially interfere with Executive’s job duties and responsibilities or (ii) cause Executive to act in competition with, or to have a conflict of interest with, the Company.  Executive may, with the advance approval of the Board, in the future serve on other corporate, civic or charitable boards, provided that such other service does not individually or in the aggregate materially interfere with Executive’s job duties and responsibilities.

E.             Until recently, Executive was a member of the following corporate, civic and charitable boards:

ORGANIZATION NAME	POSITION	NATURE OF ORGANIZATION	COMPENSATION/ TIME COMMITMENT

Simtek	Board member	Non-volatile memory chips for RAID controller and other apps	Nominal - 4 x day meetings a year

Storage Network Industry Association (SNIA)	Data Protection Initiative and ILM Committee Member	Industry standards	None/nominal time

III.           BASE SALARY

A.            The Company shall pay Executive in accordance with its normal payroll practices an annual salary at a rate of $345,000 per year.

B.            Annual base salary is subject to discretionary increase by the Board, but not decrease.

IV.           ANNUAL BONUS

A.            The Company shall pay to Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms set each year by the Board (or the Compensation Committee of the Board) to provide a reasonable target, based on reasonable criteria, as percentages of then current base salary and shall be determined as follows:

1.             If Executive achieves his target performance goals for the year, as determined by the Board (or Compensation Committee of the Board), the Annual Bonus payable shall be not less than 50% of Executive’s base salary for such year.

2.             The actual Annual Bonus payable for a year may be more or less than the target bonus based on actual performance.

3.             70% of the bonus will be based on satisfying Board-approved financial plan of record based upon (1) gross revenue, (2) gross margin, (3) operating expenses, (4) pre-tax profit and (5) cash reserves.

4.             30% of the bonus will be based upon other business goals as determined by the Board (or Compensation Committee of the Board).

5.             Except as provided in Section VIII, Executive must be employed on the last day of the year for which the Annual Bonus is earned in order to receive the Annual Bonus.

6.             The Annual Bonus, if any, will be paid annually upon certification by the Board (or Compensation Committee of the Board) that the performance goals for the year have been satisfied and the degree to which they have been satisfied, and shall be paid to Executive as soon as practicable after such annual certification for the year is completed but in no event later than 2½ months after the end of the year in which such Annual Bonus was earned.

V.            CHANGE OF CONTROL BONUS

A.            If Executive remains employed by the Company through the closing of a Liquidation (as defined in the Company’s Amended and Restated Certificate of Incorporation) prior to the IPO (the “COC Date”), Executive will receive 750,000 shares of common stock of the Company, less the number of shares necessary to withhold all federal, state and local income and employment taxes payable due to the issuance of such shares (the “Change of Control Bonus Shares”) on the COC Date.  Two-thirds (2/3) of the Change of Control Bonus Shares shall be immediately vested and shall not be subject to repurchase by the Company.  The remainder shall be subject to the Company’s right to repurchase such shares for no consideration (the “Repurchase Right”) if the Executive ceases to provide continuous service to the Company or acquiror prior to the time such Repurchase Right lapses.  The Repurchase Right will lapse with respect to one-sixth (1/6) of the Change of Control Bonus Shares on the first anniversary of the Change of Control Date and with respect to the remaining one-sixth (1/6) of the Change of Control Bonus Shares on the second anniversary of the COC Date; provided that all of the Change of Control Bonus Shares shall vest and the Repurchase Right shall lapse with respect thereto if the Executive is terminated by the Company or acquiror without Cause or by Executive for Good Reason.  If Executive’s employment with the Company is terminated due to a Qualifying Termination prior to the COC Date, Executive shall receive the Change of Control Bonus on the COC Date in the amount equal to the product of 750,000 shares times the applicable percentage determined in the following table:

Number of years by which the Qualifying Termination precedes the COC Date	Applicable Percentage
Less than 1 year	100%
At least 1 year but less than 2 years	50%
At least 2 years but less than 3 years	25%
3 or more years	0%

B.            The Company shall withhold from the Change of Control Bonus Shares, either at the time of the Change of Control or at the time the Shares vest and the Repurchase Right lapses, as required by applicable law, the number of shares of stock having a fair market value on the date the Change of Control Bonus Shares are delivered to the Executive equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to the Change of Control Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

C.            Notwithstanding the foregoing, Executive will not be entitled to receive the Change of Control Bonus Shares if (i) the COC Date occurs on or after January 1, 2019 or (ii) an IPO occurs prior to COC Date and Executive receives (or is entitled to receive) the IPO Bonus Shares pursuant to Section VI.

VI.           IPO BONUS SHARES

A.            If Executive remains employed by the Company through the effective date of an IPO (the “IPO Date”), Executive will receive 750,000 shares of common stock of the Company, less the number of shares necessary to withhold all federal, state and local income and employment taxes payable due to the issuance of such shares (“IPO Bonus Shares”).  Two-thirds (2/3) of the IPO Bonus Shares shall be immediately vested and shall not be subject to repurchase by the Company.  The remainder shall be subject to the Company’s right to repurchase such shares for no consideration (the “Repurchase Right”) if the Executive ceases to provide continuous service to the Company or its successor prior to the time such Repurchase Right lapses.  The Repurchase Right will lapse with respect to one-sixth (1/6) of the IPO Bonus Shares on the first anniversary of the IPO Date and with respect to the remaining one-sixth (1/6) of the IPO Bonus Shares on the second anniversary of the IPO Date Vested IPO Bonus Shares will be delivered to Executive on the next business day following the IPO Date (although the certificates for the IPO Bonus Shares subject to the Repurchase Right may be maintained in escrow by the Company until the Repurchase Right Lapses).  If Executive’s employment with the Company is terminated due to a Qualifying Termination prior to the IPO Date, Executive shall receive the IPO Bonus Shares on the IPO Date in the amount equal to the product of 750,000 shares times the applicable percentage determined in the following table:

Number of years by which the Qualifying Termination precedes the IPO Date	Applicable Percentage
Less than 1 year	100%
At least 1 year but less than 2 years	50%
At least 2 years but less than 3 years	25%
3 or more years	0%

B.            The Company shall withhold from the IPO Bonus Shares the number of shares of stock having a fair market value on the date the IPO Bonus Shares are delivered to the Executive equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to the IPO Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

C.            Notwithstanding the foregoing, Executive will not be entitled to receive the IPO Bonus Shares if (i) the IPO Date occurs on or after January 1, 2019 or (ii) a Change of Control occurs prior to the effective date of an IPO and Executive receives (or is entitled to receive) the Change of Control Bonus pursuant to Section V.

VII.         BENEFITS AND PERQUISITES

A.            Executive shall be entitled to participate in benefit (retirement, welfare and other fringe benefit) plans and programs, and perquisites on the same terms and conditions as provided to other similarly-situated senior executives of the Company.

B.            Executive shall be entitled to prompt reimbursement of his business expenses in accordance with the Company’s reimbursement policies.

C.            Executive shall have four weeks of paid vacation leave per year.

VIII.        SEVERANCE BENEFITS

A.            If Executive has a termination of employment during the Term that is by the Company without Cause, or Executive terminates his employment for Good Reason prior to a COC, Executive shall be entitled to the following:

1.             immediate payment of any earned but unpaid base salary and bonus;

2.             12 months of base salary continuation; provided, however, that if Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of his termination of employment, then his base salary continuation payments that are otherwise payable to Executive during the six-month period following his termination of employment shall be reduced if necessary so that the total amount of base salary continuation payments during such six-month period does not exceed the amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the amount, if any, by which base salary continuation payments to Executive are reduced during such six-

month period pursuant to this proviso shall be paid to Executive in a lump sum payment six months after Executive’s termination of employment;

3.             a cash Annual Bonus for the year of termination (i) paid when the Annual Bonus would otherwise have been paid and (ii) in an amount equal to the Annual Bonus which would have been paid for the year of termination had Executive been employed for the full year, multiplied by a fraction the numerator of which is number of days elapsed during the year through the date of termination, and the denominator of which is 365; and

4.             continued participation for 12 months in the Company’s benefit plans and programs as described in Section VII (other than any tax qualified retirement plan or any deferred compensation plan, program or arrangement).

B.            For purposes of this Section VIII and Section IX, a termination of employment means a separation from service (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IX.           TERMINATION FOR CAUSE, BY EXECUTIVE FOR ANY REASON (OTHER THAN GOOD REASON PRIOR TO A COC), OR DUE TO EXECUTIVE’S DISABILITY OR DEATH

A.            If Executive’s employment is terminated by the Company for Cause, by Executive for any reason (other than for Good Reason prior to a COC), or due to Executive’s disability or death, Executive shall receive immediate payment of any earned but unpaid base salary and bonus.

B.            The respective provisions of any employee benefit plan or perquisite program in which Executive participates shall control.

X.            RESTRICTIVE COVENANTS

A.            Non-Competition:  For a one-year period following Executive’s termination of employment with the Company, Executive shall be prohibited from working as an employee, director, advisor or otherwise providing any other services to any other organization which produces products or provides services that are competitive with the products produced by, and services provided by, the Company at the time of Executive’s termination of employment.

B.            Non-Solicitation:  For a one-year period following Executive’s termination of employment with the Company, Executive shall be prohibited from soliciting individuals or entities that are employees, customers or vendors of the Company at the time of Executive’s termination of employment.

C.            Confidentiality:  Executive shall be prohibited from disclosing or otherwise making public any proprietary, confidential or secret knowledge, data or other matters used in, associated with or related to the Company or any of its affiliates, including but not limited to, the current or anticipated business and the research, development and marketing activities of the Company and any of its affiliates, as well as such information of a party granting rights to the Company or any of its affiliates (“Confidential Information”), except that Confidential Information shall not include (i) any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, or (ii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is practicable.

D.            Original Material:  Executive agrees that any Intellectual Property shall be the property of and belong exclusively to the Company, and that Executive will not make (unless required as part of his duties to the Company) or permit any-one else to read or make any copy, abstract or summary of any document belonging to the Company or any of its affiliates.  Further, Executive shall cooperate with the Company in disclosing and providing other reasonable information relating to Intellectual Property and, following Executive’s termination of employment, Executive shall not use, duplicate, reveal or take with Executive any Intellectual Property or other materials of the Company or any of its affiliates.  In addition, Executive shall assign to the Company all Intellectual Property and any rights thereto, and Executive shall take all reasonably necessary steps to allow the Company to perfect the ownership of such Intellectual Property.

E.             Enforcement:  Executive acknowledges that his receipt of any severance benefits pursuant to Section VIII of this Agreement and his rights to Change of Control Bonus and IPO Bonus Shares are conditioned upon his honoring the above-listed restrictive covenants.  If Executive should violate the restrictive covenants listed above, Executive shall immediately (1) forfeit any unpaid severance payments or benefits and any rights to receive the Change of Control Bonus and IPO Bonus Shares and (2) shall repay any such amounts or value previously received.  If the

Company has to bring legal action to enforce these provisions and prevails, Executive shall reimburse the Company for all legal fees and expenses incurred in connection with such action.

XI.           MISCELLANEOUS

A.            Mitigation/Offset Required:  Executive shall be required to take reasonable actions to seek other employment (similar to, or better than, the employment described herein in terms of position and compensation), and to take any other reasonable action to mitigate severance payments by the Company under Section VIII; provided that Executive shall not be required to seek other employment that would require a commute of more than 10 miles greater distance than that of Executive’s present residence to the Company’s current offices in Thousand Oaks, California.  In addition, if Executive commences other employment or self-employment while receiving severance benefits under Section VIII, his cash severance benefits shall be offset by any amounts earned through such other employment during the 12-month severance period and any duplicative welfare benefits shall also be subject to offset.

B.            Indemnification:  The Company shall indemnify Executive to the fullest extent permitted by its by-laws and applicable law.

C.            D&O Coverage:  The Company shall provide directors’ and officers’ insurance coverage during Executive’s employment not less than the level maintained for the other executive officers of the Company and of the type and amount appropriate for a company similar to the Company.

D.            Other Agreements:  By execution of this Agreement, Executive hereby warrants that such execution does not violate any valid or binding contracts to which Executive is a party or any other obligations of Executive.

XII.         KEY DEFINITIONS

“Cause” means (1) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (2) a material breach of any agreement between Executive and the Company, (3) a material failure to comply with the Company’s written policies or rules of which Executive had notice, (4) commission of a felony under the Laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (5) a failure to perform assigned duties after receiving written notification of such failure from the Board, provided that such assigned duties were commensurate with his role as CEO and were reasonable in nature, (6) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company, or (7) any other errors, acts or omissions which constitute cause under applicable state law.

“Change of Control” or “COC” means any of the following events:

•      A sale of the Company’s assets comprising more than half of the value of all of the Company’s assets.

•      Any person or entity acquiring more than 50% of the Company’s common and preferred stock, other than by a person who is a then-current Major Shareholder.  For this purpose, a “Major Shareholder” shall be Beechtree Capital and its associated Nexsan investors, VPVP, RRE, Fonds Travailleurs Quebecois (FTQ) or MFP LLC and their respective affiliates, or any person or entity con-trolled, directly or indirectly, by such Major Shareholder.

“Good Reason” means the occurrence of any one of the following events:

•      a material diminution in Executive’s Base Salary;

•      a material diminution in Executive’s authority, duties or responsibilities, including a failure to maintain Executive as the President and Chief Executive Officer of the Company or any successor of the Company;

•      a transfer of Executive’s principal place of employment to a location that requires a commute of more than 10 miles greater distance than that of Executive’s present residence to the Company’s current offices in Thousand Oaks, California; or

•      any other action or inaction that constitutes a material breach of by the Company of this Agreement;

provided, that an act or omission shall not constitute Good Reason unless (i) Executive gives the Company or its successor written notice of the act or omission claimed to constitute Good Reason within ninety (90) days after the occurrence or failure that is claimed to constitute Good Reason, (ii) the Company or its successor fails to remedy the act or omission claimed to constitute Good Reason within thirty (30) days of the Company’s or its successor’s receipt of such notice and (iii) Executive’s employment is terminated within twelve (12) months after the act or omission that constitutes Good Reason.

“IPO” means an initial public offering of the common stock of the Company.

“IPO Price” means the price at which a share of common of stock of the Company is offered in an IPO.

“Intellectual Property” means any information, inventions, innovations, discoveries, improvements, ideas, developments, methods, designs, reports, charts, drawings, analyses, reports, concepts, original works of authorship or similar information relating to the business of the Company or any of its affiliates, including methods, technology, customer lists, reports, records, brochures, instructions, manuals, computer apparatus, programs and manufacturing techniques, whether or not protectable by patent or copyright, that have been originated, developed, made, conceived, authored or reduced to practice by Executive alone or jointly with others during Executive’s employment with the Company or its successors or assigns.

“Qualifying Termination” means a termination of Executive’s employment with the Company (i) by the Company without Cause, (ii) due to Executive’s death or disability or (iii) due to an Unforeseeable Emergency.

“Unforeseeable Emergency” means an “unforeseeable emergency” for the Executive as defined in Section 409A of the Code and includes a severe hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Executive’s beneficiary, or the Executive’s dependent; loss of the Executive’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.

EXECUTIVE:	NEXSAN CORPORATION

/s/ Philip Black	/s/ George Weiss
Philip Black

	By:	George Weiss
January 17, 2011	Title:	Co-Chairman
	Date:	January 17, 2011

NEXSAN CORPORATION

/s/ Gene Spies

	By:	Gene Spies
	Title:	CFO
	Date:	January 17, 2011